Exhibit 99.1

Company Contact:	Investor Relations Contact:
Doug Norby	Lippert/Heilshorn & Associates
Senior Vice President, Chief Financial Officer	Lillian Armstrong/Moriah Shilton
Mike Forman	415-433-3777
Vice President, Finance and Administration	Moriah@lhai-sf.com
408-894-0700

Tessera Technologies’ Underwriters Exercise Over-Allotment Option

San Jose, Calif., April 22, 2004 – Tessera Technologies, Inc. (Nasdaq: TSRA) announced today that the underwriters of its recent follow-on public offering have exercised their over-allotment option for an additional 550,000 shares of common stock, priced at $18.43 per share. All of the shares to be sold upon the consummation of the exercise of the over-allotment option are sold by selling stockholders.

Lehman Brothers is acting as the sole book-running manager, with Merrill Lynch & Co. acting as joint lead manager, and Piper Jaffray, SG Cowen Securities Corporation and Wachovia Securities acting as co-managers of the offering. The offering of the securities is made only by means of a prospectus, copies of which may be obtained from Lehman Brothers c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, phone 631-254-7106.

About Tessera

Tessera develops semiconductor packaging technology that meets the demand for miniaturization and increased performance of electronic products. Tessera licenses its technology to its customers, enabling them to produce semiconductors that are smaller and faster, and incorporate more features. These semiconductors are utilized in a broad range of communications, computing and consumer electronic products.

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